EXHIBIT 10.26

                                  AGREEMENT


     THIS AGREEMENT is made effective the 30th day of April 2005 by, between and among Bion Environmental Technologies, Inc. ('Bion'), Bion Dairy Corporation ('Dairy'), a subsidiary of Bion, (collectively Bion & Dairy, together with the other wholly-owned subsidiaries of Bion, are sometimes referred to as the ('Bion Companies') and Jeff Kapell ('JK').

     WHEREAS the Bion Companies desire to receive the services of JK upon the terms and conditions set forth in this Agreement;

     AND WHEREAS JK desires to provide to the Bion Companies the services of JK upon the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies do hereby agree to engage the services of JK, and (with the express consent of JK as evidenced by his signature below), upon the terms and conditions set forth in the following paragraphs:

     1) For a period of not more than one year (the 'Transition Period'), commencing on May 1, 2005 (the 'Commencement Date'):

          a) Dairy will pay JK fees of $2,500 per month in exchange for a base level of service that will not cumulatively exceed 10 hours per week, or otherwise the rough equivalent of 'quarter-time';

          b) During the Transition Period, for services requested and provided in excess of the base service covered in 1) a) above, Dairy will pay JK additional fees of $60 per hour, with a maximum daily fee of $480;

          c) During the transition period, JK will provide services as requested by Dairy.

     2) The Term of this Agreement shall run from the Commencement Date through a date four years after the date on which JK begins full-time employment for Bion ('Term') during which Term JK shall provide to the Bion Companies ongoing services as set forth in the following provisions:

          a) JK shall provide to the Bion Companies (initially through Dairy) part-time consulting services during a transition period, not to exceed a period of one year as described in paragraph 1) (performing senior officer management functions) and will formally assume the full-time position of a senior management officer ('SMO') of Dairy at a date to be determined by Dairy management, but within the period of one year of the signing of this agreement and with a minimum of 45 days advance notice, and on a date within the period of one year on which Dairy has in place D&O insurance (unless agreed otherwise based on Dairy's status as a 'private' company;) for all purposes herein, 'full time' shall take into account that JK may be limited in his ability to travel on behalf of the Bion Companies for approximately three week period each October during cranberry harvest;

          b) JK shall, at the request of Bion serve as a SMO of Bion provided that Bion has D&O insurance in place and Bion has recommenced filing with the U.S. Securities & Exchange Commission ('SEC');

          c) JK, as a SMO, will be part of a small senior management cadre which will divide among them all of the necessary management duties of the Bion Companies; JK shall report to the senior management of the Bion Companies, who will also be responsible for evaluation of his performance;

          d) JK and senior management shall work out a mutually acceptable manner of handling office costs, business expenses, travel expenses, etc. which is consistent with the current treatment by the Bion Companies in relation to other senior technical employees.

     3) Compensation within the Term of this Agreement but after the transition period at which time JK will assume the full-time SMO position (all compensations items herein and this entire Agreement presume that Bion is receiving and JK is providing the services as set forth above):

          a) Cash compensation from the Bion Companies to JK for services provided by JK shall be initially $120,000 per year, which shall be payable in monthly installments of $10,000 commencing with the first month of full-time service (unless other senior technical employees have received increases by such date in which case the annual salary shall be increased in line with such increases);

          b) Bion shall sell to JK, in aggregate, 100,000 warrants at a price of $.10 per warrant, each of which Warrants may be exercised to purchase one share of Bion common stock for a period of 10 years from the Commencement Date at an exercise price of $2.50 per share (collectively, 'Warrants'); if JK fails to provide the services to the Bion Companies for the entire Term (except if this is the result of the Bion Companies terminating JK for other than cause), Bion shall have the right to repurchase a percentage of the Warrants at a price of $.25 per Warrant, which percentage shall equal the percentage of the Term for which the Bion Companies do not receive the services of JK; for the purposes of these provisions, termination for cause shall include, without limitation, any of the events listed below,

               A) JK's conviction of any criminal act including, without limitation, misappropriation of funds or property of the Bion Companies or any other felony criminal act;

               B) JK's misfeasance or malfeasance in office, which shall mean fraud, dishonesty, willful misconduct or substantial neglect of duties; and

               C)   Breach by JK of any material provision of this Agreement.

          c) Further, while the Bion Companies and JK have discussed the Bion companies' 'goal' of being able to justify the declaration/payment of substantial cash bonuses (in a range up to 100% of annual cash compensation) to senior management (and consultants performing senior management functions) once initial projects have been completed, JK understands that the Bion Companies are making no commitments related to such bonuses to JK (or any

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other officer, director, employee or consultant) other than that JK will be treated/evaluated in the same manner as all other senior management personnel (including consultants). Any such bonuses will be declared/paid only when and if the then existing Boards of Directors of the Bion Companies determines that such bonuses have been earned and are in the best interests of their respective shareholders.

          d) Additionally, to the extent that Bion develops policies regarding vesting of Options and/or bonuses in the event of a 'change of control' in the future, JK will be treated in the same manner as all other SMO's, directors, employees & consultants pursuant to such policies.

     4) JK will abide by the terms and provisions of a Confidentiality/ Proprietary Information Agreement (copy attached hereto as an Exhibit A) and further agrees that, unless expressly waived by the Bion Companies in writing, JK will require any and all persons who have access to confidential information of the Bion Companies to execute copies of agreements substantially similar to Exhibit A and that notwithstanding any other terms herein; Exhibit A remains in full force and effect; and JK expressly agree that: a) at no time during the Term or during a two (2) year period following the end of the Term (including any extensions thereto) shall JK compete with the Bion Companies; b) All work product, inventions, etc. of JK pursuant to this Agreement shall be the sole property of the Bion Companies and JK, as applicable, shall execute such assignments and /or other documents as may be required to fully vest such ownership in the Bion Companies; and c) all proprietary information and other information concerning the Bion Companies acquired pursuant to the service of JK to the Bion Companies shall at all times be and remain the sole property of the Bion Companies regardless of how such proprietary information is stored and upon termination of this Agreement (w/o retaining copies), JK shall return all such proprietary information to the Bion Companies on whatever medium it is evidenced (including w/o limitation paper files, computer memory media, etc.)

     5) JK expressly agrees to indemnify and hold harmless Bion from any and all responsibility, costs, expenses and or liability, direct or indirect, arising from and/or involving issues between JK and his former employer SJH & Company.

     6)   a)   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

          b) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, with regard to the jurisdiction in which any action or special proceeding may be instituted.

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          c)   Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

          d) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

          e) In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          f) This Agreement shall constitute the entire agreement between the parties hereto Oral modifications of the Agreement shall have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Bion Dairy Corporation



By:  /s/ Mark A. Smith


Bion Environmental Technologies, Inc.



By: /s/ Mark A. Smith


By:  /s/ Jeffrey H. Kapell
       Jeff Kapell


















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